FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
September 23, 2009	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Begins Production from Roszkow Well

in Western Poland

Salt Lake City, September 23, 2009 – FX Energy, Inc. (NASDAQ: FXEN) announced today that the facilities and pipeline are complete and gas production has started on the Company’s Roszkow well in western Poland. The well is currently in the start-up phase. Over the next several days the well is expected to reach its planned daily production rate of 15 million cubic feet of gas per day (mmcf/d) gross, 7.35 mmcf/d net to FX Energy. The well produces from a Rotliegend sandstone reservoir at a depth of 3,000 meters. Rotliegend wells in Poland and throughout Europe typically maintain plateau production for several years before declining. The Polish Oil and Gas Company (POGC) owns 51% and operates the Roszkow well. FX Energy owns 49%.

“Roszkow will more than double our daily production. With a strong price environment in Europe, this increased production should provide the discretionary cash flow we need to expand operations in our core Fences area in Poland over the next several years,” said David Pierce, president of FX Energy. “We are working with our partner now on preparations for the next several 3-D defined wells. We expect to see the start of drilling in the next 3 to 4 months,” said Pierce.

Four additional wells in the Fences area have been completed for production and are waiting for pipeline connection. Three of those wells, Kromolice-1 and 2 and Sroda-4, are scheduled to begin production later in 2010 and are estimated to add another 7 mmcf/d of gas production net to FX.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.